Exhibit 99.1

For Immediate Release: June 27, 2019	Contacts: Investor Relations		Media Relations	Media Release
	Jeff Norris 703.720.2455	Danielle Dietz 703.720.2455	Sie Soheili 703.720.3929	Tatiana Stead 703.720.2352

Capital One Plans to Buy Back up to $2.2 Billion of Common Shares Through Second Quarter 2020

McLean, Va., June 27, 2019 - Capital One Financial Corporation (NYSE: COF) today announced that the Federal Reserve has completed its 2019 Comprehensive Capital Analysis and Review (“CCAR”) and did not object to Capital One’s adjusted capital plan.

The company expects to maintain its quarterly dividend of $0.40 per share, subject to approval by its Board of Directors. In addition, the Company’s Board of Directors has authorized the repurchase of up to $2.2 billion of shares of the company’s common stock beginning in the third quarter of 2019 through the end of the second quarter of 2020.

The timing and exact amount of any common stock repurchases will depend on various factors, including market conditions, opportunities for growth and the Company’s capital position and amount of retained earnings. The Company’s share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company has also published on June 21, 2019 a summary of the results of the Company-run stress tests performed under the Federal Reserve’s severely adverse scenario. These disclosures do not reflect the capital plan described above, but reflect certain assumptions and capital actions as required under the Federal Reserve’s rules.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2018.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $255.1 billion in deposits and $373.2 billion in total assets as of March 31, 2019. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index. Visit the Capital One newsroom for more Capital One news.